                          OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                      OF


                                @POS.COM, INC.
                                      AT
                              $0.46 NET PER SHARE
                                      BY


                           SYMBOL ACQUISITION CORP.
                         A WHOLLY-OWNED SUBSIDIARY OF


                           SYMBOL TECHNOLOGIES, INC.

+------------------------------------------------------------------------------+
|        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,        |
|              NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 16, 2002,              |
|                         UNLESS THE OFFER IS EXTENDED.                        |
+------------------------------------------------------------------------------+

     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "SHARES"), OF @POS.COM, INC. (THE "COMPANY") WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

                        ------------------------------

     THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF AUGUST 12, 2002, BY AND AMONG SYMBOL TECHNOLOGIES, INC. ("PARENT"), SYMBOL ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY. SEE SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY;
CERTAIN AGREEMENTS".

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER") ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (THE "HOLDERS") OF THE SHARES, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(III) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE LAW) ADOPT THE MERGER AGREEMENT.

                        ------------------------------


August 19, 2002

                                   IMPORTANT

     Any Holder desiring to tender all or any portion of the Shares owned by such Holder should (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to U.S. Stock Transfer Corporation (the "Depositary"), (ii) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedures for Tendering Shares" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Shares.

     Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares".

     This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS




                                                                                                PAGE
 SUMMARY TERM SHEET .......................................................................      4
 INTRODUCTION .............................................................................      8
 THE TENDER OFFER .........................................................................     10
Section 1.  Terms of the Offer ..............................................................   10
Section 2.  Acceptance for Payment and Payment for Shares ...................................   11
Section 3.  Procedures for Tendering Shares .................................................   12
Section 4.  Withdrawal Rights ...............................................................   15
Section 5.  Certain United States Federal Income Tax Consequences ...........................   16
Section 6.  Price Range of Shares; Dividends ................................................   16
Section 7.  Certain Information Concerning the Company ......................................   17
Section 8.  Certain Information Concerning the Purchaser And Parent .........................   21
Section 9.  Source and Amount of Funds ......................................................   22
Section 10. Background of the Offer .........................................................   22
Section 11. Purpose of the Offer; Plans for the Company; Certain Agreements .................   24
Section 12. Dividends and Distributions .....................................................   33
Section 13. Effects of the Offer on the Market for the Shares; Exchange Act Registration ....   34
Section 14. Conditions of the Offer .........................................................   34
Section 15. Certain Legal Matters ...........................................................   35
Section 16. Fees and Expenses ...............................................................   38
Section 17. Miscellaneous ...................................................................   38

 SCHEDULE I Information Concerning the Directors and Executive Officers of Symbol
             Technologies, Inc. and Symbol Acquisition Corp. ................................  I-1

                               SUMMARY TERM SHEET

     Symbol Acquisition Corp. is offering to buy all of the outstanding shares of common stock of @pos.com, Inc. The tender price is $0.46 per share, in cash. Set out below are some of the questions you, as a stockholder of @pos.com, Inc., may have and answers to those questions.

     The information in this summary term sheet is not complete. The Offer to Purchase and the Letter of Transmittal contain additional important information. We urge you to carefully read all of the material about our offer that is sent to you before you decide whether to accept our offer.

     o  WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Symbol Acquisition Corp. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly-owned subsidiary of Symbol Technologies, Inc., a Delaware corporation. See the "Introduction" and
Section 8--"Certain Information Concerning the Purchaser and Parent" of this Offer to Purchase.

     o  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the outstanding shares of common stock of @pos.com, Inc. See the "Introduction" to this Offer to Purchase.

     o  HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $0.46 per share, net to you, in cash.

     o  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

     o  DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Symbol Technologies, Inc., our parent company, will provide us with sufficient funds to acquire all of the outstanding shares of @pos.com, Inc. Symbol Technologies, Inc. currently intends to provide the necessary funds from its general corporate funds. Our offer is not conditioned upon any financing arrangements. See Section 9--"Source and Amount of Funds" of this Offer to Purchase.

     o IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

        o   the offer is being made for all outstanding shares;

        o   the offer is solely for cash;

        o   the offer is not subject to any financing condition; and

        o if we are successful with our offer, we will acquire all remaining shares for the same cash price in the merger of Symbol Acquisition Corp. with and into @pos.com, Inc.

     o  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     The offer will expire at 12:00 midnight, New York City time, on September 16, 2002, unless we extend the offer. Please note that, if you cannot deliver everything that is required in order to accept the offer by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is described later in this Offer to Purchase. See Section 1--"Terms of the Offer" and Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

     o  CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

      Yes. We have agreed with @pos.com, Inc. that we may extend the offer if:

        o immediately prior to the expiration of the offer, less than 90% of the shares have been tendered; and

        o   such extension is for no more than 10 business days.

     In addition, we have agreed with @pos.com, Inc. that we may extend the offer if any condition to the offer has not been waived or satisfied by the time the offer is scheduled to expire, and we must extend the offer if we are required by law to do so.

     See Section 1--"Terms of the Offer" of this Offer to Purchase.

     o  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform U.S. Stock Transfer Corporation, the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1--"Terms of the Offer" of this Offer to Purchase.

     o  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to buy any Shares unless at least a majority of the outstanding shares of @pos.com, Inc. (assuming the exercise of all outstanding stock options, warrants and other convertible securities) are validly tendered and not withdrawn prior to the expiration of the offer.

     The offer is also subject to a number of other conditions. See the "Introduction" and Section 14--"Conditions of the Offer" of this Offer to Purchase. The offer is not conditioned on our receiving financing.

     o  HOW DO I TENDER MY SHARES?

      If you wish to accept our offer, this is what you must do: --

        o If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 3--"Procedures for Tendering Shares" of this document.

        o If you are a record holder but your stock certificate is not immediately available or you cannot deliver it to the depositary before the offer expires, or you cannot complete the procedures for delivery by book-entry transfer on a timely basis, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call our information agent, Georgeson Shareholder Communications, Inc. at (800) 249-1014 (toll free) or (212) 440-9800
            (call collect). See Section 3--"Procedures for Tendering Shares" for further details.

        o If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

      See Section 3--"Procedures for Tendering Shares" of this Offer to
Purchase.

     o  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired. In addition, if we have not agreed to accept your shares for payment by October 17, 2002, you can withdraw them at any time after that date until we accept shares for payment. See Section 1--"Terms of the Offer" and Section 4--"Withdrawal Rights" of this Offer to Purchase.

     o  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to U.S. Stock Transfer Corporation, the depositary for the Offer, while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 4--"Withdrawal Rights" of this Offer to Purchase.

     o  WHAT DOES THE @POS.COM, INC. BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to an agreement and plan of merger among us, Symbol Technologies, Inc. and @pos.com, Inc. The board of directors of @pos.com, Inc. unanimously approved the Merger Agreement, our tender offer and our proposed merger with and into @pos.com, Inc. Following the proposed merger, @pos.com, Inc. will be the surviving corporation and a direct wholly owned subsidiary of Symbol Technologies, Inc. The board of directors of @pos.com, Inc. has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of @pos.com, Inc. and recommends that you tender your shares in the Offer. See the "Introduction" to this Offer to Purchase.

     o IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL @POS.COM, INC. CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, @pos.com, Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

        o   there may not be a public trading market for @pos.com, Inc. shares;

        o @pos.com, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies; and

        o @pos.com, Inc. shares may no longer be eligible for quotation on the OTC Bulletin Board.

     See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase

     o WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF @POS.COM, INC.'S SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares of @pos.com, Inc., we will be merged with and into @pos.com, Inc. If that merger takes place, Symbol Technologies, Inc. will own all of the shares of @pos.com, Inc. and all remaining stockholders of @pos.com, Inc., other than those who assert appraisal rights, will receive $0.46 per share in cash. See the "Introduction" to this Offer to Purchase.

     o  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under applicable law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares (subject to your right to pursue appraisal under applicable law). However, if the merger does not take place, the number of stockholders and of shares of @pos.com, Inc. which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also:

        o @pos.com, Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies;

        o the shares may no longer be eligible to be traded on the OTC Bulletin Board.

     See the "Introduction" and Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

     o  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On August 13, 2002, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of @pos.com, Inc. shares reported on the OTC Bulletin Board was $0.45 per share.

Between December 31, 2001 and August 13, 2002, the price of @pos.com, Inc. shares ranged between $0.45 and $0.10 per share. On August 16, 2002, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Shares was $0.43 per share. We advise you to obtain a recent quotation for shares of @pos.com, Inc. in deciding whether to tender your shares. See Section 6--"Price Range of Shares; Dividends" of this Offer to Purchase.

     o  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Georgeson Shareholder Communications, Inc. at (800) 249-1014 (toll free) or (212) 440-9800.

     Georgeson Shareholder Communications, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of @pos.com, Inc.:

                                  INTRODUCTION

     Symbol Acquisition Corp. (the "Purchaser"), a Delaware corporation, and a wholly-owned subsidiary of Symbol Technologies, Inc. ("Parent"), a Delaware corporation, hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of @pos.com, Inc. (the "Company"), a Delaware corporation, at a price of $0.46 per Share, net to the seller in cash, without interest thereon (the "Offer Price" or "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

     Tendering holders of Shares ("Holders") whose Shares are registered in their own names and who tender directly to the U.S. Stock Transfer Corporation, as depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and Georgeson Shareholder Communications, Inc., as information agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER (THE "MERGER") OF THE PURCHASER WITH AND INTO THE COMPANY ARE FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF SHARES, (II) APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(III) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDED THAT HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE LAW) ADOPT THE MERGER AGREEMENT.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 12, 2002, by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, upon consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, except for (i) Shares which are held in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent, including the Purchaser, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by Holders exercising their rights to dissent in accordance with the DGCL, each Share issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest thereon, equal to $0.46. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding Shares, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding Shares, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

     The Company has informed the Purchaser that, as of August 12, 2002, there
(i) were 10,416,141 Shares issued and outstanding and (ii) were options and other rights to acquire Shares issued and outstanding, representing in the aggregate the right to purchase 3,096,853 Shares. As a result, as of such date, the Minimum Condition would be satisfied if at least 6,756,498 Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as hereinafter defined). Pursuant to a Tender and Voting Agreement, dated as of August 12, 2002 (the "Tender Agreement"), certain stockholders of the Company have agreed to tender, in the aggregate, 4,677,975 Shares in the Offer. In addition, on August 12, 2002, the Company and Crossvue, Inc. (a wholly owned subsidiary of the Company) made to Parent an amended and restated convertible promissory note (the "Amended Note") in an amount of $3,500,000, which is convertible at any time into such number of Shares as is equal to the product of (A) a fraction, the numerator of which is the then-outstanding balance of the Amended Note (including accrued and unpaid interest) and the denominator of which is $5,000,000, and (B) the number of Shares outstanding on a fully diluted basis. The Company has been advised, and has informed Parent, that each of its directors and executive officers, other than those party to the Tender Agreement, intends to tender pursuant to the Offer all shares of common stock owned of record and beneficially by him or her, except to the extent that such tender would require disgorgement of profits from any such tender to the Company under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, September 16, 2002, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. As of the date hereof, following the expiration of the Offer, the Purchaser does not intend to make available a subsequent offering period for the Shares.

     The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If the Minimum Condition or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering Holders, (ii) waive or amend any or all conditions to the Offer (provided, however, that the Minimum Condition may not be waived without the Company's prior written consent) and, to the extent permitted by the Merger Agreement or applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m. New York City time, on the next business day after the day on which the offer was scheduled to expire. Pursuant to the terms of the Merger Agreement, if any condition to the Offer has not been satisfied or waived, the Purchaser may extend the expiration date of the Offer from time to time for one or more periods, but in no event later than the Termination Date (as hereinafter defined). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares. See Section 4--"Withdrawal Rights".

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time
(i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer on any scheduled expiration date and not accept for payment any Shares if any of the conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred, and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser reserves the right to amend or modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, but in no event later than October 31, 2002 (the "Termination Date"), provided that, without the prior written consent of the Company, the Purchaser will not (i) change the Minimum Condition, (ii) decrease the Offer Consideration, (iii) change the form of consideration payable in the Offer (other than by adding consideration), (iv) reduce the maximum number of Shares to be purchased pursuant to the Offer, (v) amend the terms or the conditions of the Offer in a manner which is adverse to the Holders, or which imposes conditions or terms to the Offer in addition to those set forth in the Merger Agreement, or (vi) extend the expiration date of the Offer beyond the twentieth business day after commencement of the Offer, except (A) as required by applicable law, (B) that in certain circumstances where, on any expiration date of the Offer, less than 90% of the Shares have been tendered, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer or (C) that if any condition to the Offer has not been satisfied or waived, the Purchaser may extend the expiration date of the Offer from time to time for one or more periods but in no event later than the Termination Date; provided that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act, requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer".

     During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Shares sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of Shares whose names appear on the Company's list of holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders of the Shares or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law or satisfaction or waiver of the Minimum Condition.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i)(A) the certificates evidencing such Shares (the "Certificates") or (B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), in each case pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     THE PURCHASER RESERVES THE RIGHT TO ASSIGN TO PARENT, OR TO ANY OTHER DIRECT OR INDIRECT WHOLLY OWNED SUBSIDIARY OF PARENT, THE RIGHT TO PURCHASE ALL OR ANY PORTION OF THE SHARES TENDERED PURSUANT TO THE OFFER, BUT ANY SUCH ASSIGNMENT WILL NOT RELIEVE THE PURCHASER OF ITS OBLIGATIONS UNDER THE OFFER AND THE MERGER AGREEMENT AND WILL IN NO WAY PREJUDICE THE RIGHTS OF TENDERING HOLDERS TO RECEIVE PAYMENT FOR SHARES VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, (i) deliver to the Depositary at the address set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF THE SHARES, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) of Shares who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i)   such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

     (iii) the Certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is when the OTC Bulletin Board is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

     OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of:

     (i) Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares;

     (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and

     (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement and the rules and regulations of the Commission, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the Shares as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Shares (and any and all dividends, distributions, rights, or other securities issued or issuable in respect of such Shares on or after August 19, 2002 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares and all Distributions in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such Shares and all Distributions and no subsequent proxies or powers of attorney will be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all Distributions.

     BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 30% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each Holder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such Holder's correct taxpayer identification number ("TIN") on a substitute form W-9 and certify, under penalties of perjury, that such TIN is correct and that such Holder is not subject to backup withholding. If a Holder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such Holder and payment of cash to such Holder pursuant to the Offer may be subject to backup withholding of 30%. All Holders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Holders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign Holders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See "Important Tax Information" in the Letter of Transmittal.

     OTHER REQUIREMENTS. The Purchaser's acceptance for payment of the Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 17, 2002.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this
Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded without the Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     However, any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in
Section 3--"Procedures for Tendering Shares".

SECTION 5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each Holder will depend in part upon such Holder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, Holders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a Holder will recognize gain or loss in an amount equal to the difference between the cash received by the Holder pursuant to the Offer or the Merger and the Holder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the Holder, and a long-term capital gain or loss if the Holder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a noncorporate Holder, capital gain is currently eligible for reduced rates of taxation if the Shares were held for more than one year. There are limitations on the deductibility of capital losses. All Holders should consult their own tax advisors to determine the U.S., federal, state, local or foreign income or other tax consequences that may be relevant to them.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are quoted on the OTC Bulletin Board under the symbol "EPOS". The table below sets forth, for the periods indicated, the quarterly high and low daily closing prices of the Shares on the OTC Bulletin Board, rounded, where applicable, to the nearest cent:




                                                           HIGH          LOW
                                                        ----------   ----------
Fiscal Year Ended June 30, 2001
 First Quarter ...................................       $  2.88      $  0.50
 Second Quarter ..................................          1.91         0.13
 Third Quarter ...................................          0.59         0.16
 Fourth Quarter ..................................          0.55         0.16
Fiscal Year Ended June 30, 2002...................
 First Quarter ...................................       $  0.75      $  0.36
 Second Quarter ..................................          0.45         0.20
 Third Quarter ...................................          0.32         0.12
 Fourth Quarter ..................................          0.32         0.12

----------
Source: Company's Annual Report on Form 10-K filed with the Commission on October 2, 2001, other than fiscal year 2002 data; fiscal year 2002 data from Bloomberg.


     On August 13, 2002, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Shares on the OTC Bulletin Board was $0.45 per Share. On August 16, 2002, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Shares was $0.43 per Share. Holders are urged to obtain current market quotations for the Shares.

     The Company has never paid a dividend. The Merger Agreement prohibits the Company from declaring or paying any dividends without the prior written consent of Parent.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     THE COMPANY. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company has developed technologies that have been incorporated into the Company's secure interactive transaction systems for the point-of-sale ("POS") environment. These technologies allow the Company's interactive POS terminals to perform high-level encryption, capture signatures electronically and access the Internet at the POS. The Company's POS terminals are designed to provide merchants with an integrated suite of Internet applications, services and a consumer Web portal to the POS. By web-enabling POS transaction terminals, merchants will be able to run advertisements, promotions and surveys at the POS, retrieve receipts via a personal computer utilizing a consumer-focused web-site and provide other one-to-one marketing services to consumers. The Company is a Delaware corporation. The address of the Company's principal executive offices is 3051 North First Street, San Jose, California 95134. The telephone number of the Company at such offices is (408) 468-5400.

     CAPITAL STRUCTURE. The authorized capital of the Company consists of (a) 50,000,000 Shares and (b) 70,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, 1,700,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, 28,152 shares of Series C Convertible Preferred Stock, par value $0.001 per share, and 1,273,149 shares of Series D Convertible Preferred Stock, par value $0.001 per share.

     (A) COMMON STOCK

     As of August 12, 2002, the Company had 10,416,141 Shares issued and outstanding.

     (B) PREFERRED STOCK

     As of August 12, 2002, 369,054 shares of Series B Convertible Preferred Stock were outstanding and were convertible into 748,678 Shares at the option of the holders. Holders of Series B Convertible Preferred Stock have voting rights equal to an equivalent number of Shares into which they are convertible. Dividends for Series B Convertible Preferred Stock are non-cumulative and are payable upon declaration by the Company's Board of Directors.

     (C) OPTIONS

     The Company has issued options to acquire Shares pursuant to its 1996 Stock Incentive Plan for directors, executives and other employees. As of August 12, 2002, these options were exercisable into 1,680,788 Shares.

     (D) WARRANTS

     The Company has issued certain warrants to acquire Shares to various parties. As of August 12, 2002, these warrants were exercisable into 667,387 Shares.

                                @POS.COM, INC.


              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2002 (the "Company's 10-Q") and the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 (the "Company's 10-K"). More comprehensive financial information is included in the Company's 10-Q, the Company's 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company's 10-Q, the Company's 10-K and other documents, including the financial statements and related notes contained therein. The Company's 10-Q, the Company's 10-K and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".


                     CONSOLIDATED STATEMENT OF OPERATIONS




                                                              NINE MONTHS       FISCAL YEAR        FISCAL YEAR
                                                                 ENDED             ENDED              ENDED
                                                            MARCH 31, 2002     JUNE 30, 2001      JUNE 30, 2000
                                                              (UNAUDITED)        (AUDITED)          (AUDITED)
                                                           ----------------   ---------------   -----------------
Revenues ...............................................     $  8,222,076      $  7,153,548       $   8,099,524
Cost of revenues .......................................        4,938,917         2,085,448           5,421,350
                                                             ------------      ------------       -------------
Gross profit ...........................................     $  3,283,159      $  5,068,100       $   2,678,174
Selling, general and administrative expenses ...........        4,286,649         4,772,044           8,324,558
Research and development ...............................        2,408,475         2,838,825           6,833,051
Interest and other expense .............................          (78,895)          (72,965)           (766,777)
Interest income ........................................           50,257           108,069              89,129
                                                             ------------      ------------       -------------
Income (loss) before income taxes ......................     $ (3,440,603)     $ (2,507,665)      $ (13,157,083)
Income tax benefit .....................................               --            24,013                  --
Minority interest share in subsidiary loss .............               --           145,545             438,062
                                                             ------------      ------------       -------------
Net income (loss) ......................................     $ (1,390,075)     $ (2,338,107)      $ (12,674,021)
Loss per share -- Basic ................................     $      (0.18)     $      (0.51)      $       (3.84)
Loss per share -- Diluted ..............................     $      (0.18)     $      (0.51)      $       (3.84)
Weighted average shares outstanding -- Basic ...........        7,858,792         4,578,802           3,296,266
Weighted average shares outstanding -- Diluted .........        7,858,792         4,578,802           3,296,266

                          CONSOLIDATED BALANCE SHEET




                                                                                  AS OF
                                                          -----------------------------------------------------
                                                           MARCH 31, 2002     JUNE 30, 2001      JUNE 30, 2000
                                                             (UNAUDITED)        (AUDITED)          (AUDITED)
                                                          ----------------   ---------------   ----------------
ASSETS
Current assets:
 Cash and cash equivalents ............................      $1,018,997        $  897,169        $  2,891,692
 Accounts receivable (net of allowance for bad debts of
   $22,762, $36,683 and $50,116, respectively).........         579,329           373,911             771,597
 Other receivables ....................................          16,765            88,746               3,000
 Inventories. .........................................         545,813           140,160             140,559
 Prepaid expenses and other current assets ............         409,629           357,195             442,742
                                                             ----------        ----------        ------------
Total current assets ..................................      $2,570,533        $1,857,181        $  4,249,590
Property and equipment, net ...........................         747,563           294,283           1,409,953
Other long-term assets. ...............................          42,500            42,500             125,000
                                                             ----------        ----------        ------------
Total assets ..........................................      $3,360,596        $2,193,964        $  5,784,543
                                                             ----------        ----------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable .....................................      $  947,702        $  561,000        $    440,220
 Notes payable ........................................              --                --           2,000,000
 Bank overdraft .......................................              --                --              73,386
 Accrued liabilities ..................................         354,605           261,515             595,004
 Capital lease obligations, current ...................          90,860            45,577             175,308
 Deferred revenues ....................................         114,450           486,610             721,120
 Other current liabilities ............................         772,046           849,885             267,475
                                                             ----------        ----------        ------------
Total current liabilities .............................      $2,279,663        $2,204,587        $  4,272,513
Capital lease obligations, non-current ................         480,431            27,562             675,258
Minority interest .....................................              --                --           2,196,187
Deferred rent .........................................          98,787                --                  --
Shareholders' equity (deficit) ........................      $  501,715        $  (38,185)       $ (1,359,415)

               CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

     Prior to entering into the Merger Agreement, Parent received from the Company certain information which Parent and the Purchaser believe was not and is not publicly available, including certain preliminary, prospective and estimated financial data (the "Projections") for the fiscal years 2003 and 2004. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company. According to the Company, these assumptions include, among other things, (1) the Company receives a substantial infusion of equity capital; (2) the Company, through such equity infusion and payment of debt, improves its balance sheet such that potential large customers would be comfortable doing business with a smaller company; (3) the Company has access to a distribution network and sales channels similar to Parent; (4) the Company has access to an operational infrastructure capable of supporting many large customers; (5) favorable and sustained economic, market, interest rate, financial and industry conditions; (6) high growth in the Company's sales; (7) optimistic estimates of cost of goods sold, capital expenditures, working capital and other expenses and revenues; and (8) other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections.




                                               THREE MONTHS ENDED
                            --------------------------------------------------------
                              SEPTEMBER      DECEMBER     MARCH 31,      JUNE 30,
                               30, 2002      31, 2002        2003          2003
                            ------------- ------------- ------------- --------------
Total Sales ...............  $2,987,462    $4,014,960    $6,798,464    $11,068,999
Net Income (loss) .........    (548,942)     (157,109)      960,405      2,666,450



                                                 THREE MONTHS ENDED
                            ------------------------------------------------------------
                             SEPTEMBER 30,   DECEMBER 31,     MARCH 31,      JUNE 30,
                                  2003           2003           2004           2004
                            --------------- -------------- -------------- --------------
Total Sales ...............   $11,502,500    $10,162,500    $10,162,500    $10,162,500
Net Income (loss) .........     2,156,285      1,406,796      1,407,758      1,408,747

               CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
                         AND FORWARD-LOOKING STATEMENTS

     The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither Parent's nor the Company's certified public accountants have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections were not prepared with the approval of the Company's Board of Directors. The Projections are included herein to give the Holders access to information which was provided to Parent and which is believed by Parent and the Purchaser to be not publicly available. Parent, however, has not relied on the Projections in making the Offer.

     Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Company has advised Parent and the Purchaser that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to materially differ from the Projections.

     For these reasons, as well as the bases and assumptions on which the Projections were complied, the inclusion of such Projections herein should not be regarded as an indication that the Company, Parent, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the regional office of the Commission located at 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is One Symbol Plaza, Holtsville, New York 11742. The telephone number of the Purchaser at such office is (631) 738-2400.

     PARENT. Parent is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information may be inspected at, and copies may be obtained from, the same places and in the manner set forth with respect to information concerning the Company in Section 7--"Certain Information Concerning the Company--Available Information". Additional information regarding Parent and the Offer may be obtained at Parent's website: www.symbol.com.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     During the last five years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company, and (ii) none of Parent, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Shares owned by any pension plans of Parent or the Purchaser or any pension plans of any associate or majority-owned subsidiary of Parent or the Purchaser.

     Except as described in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required by the Purchaser to purchase all of the outstanding Shares (including Shares issuable upon conversion of all outstanding shares of Series B Convertible Preferred Stock) and to cancel all outstanding options to purchase Shares will be approximately $5,423,401, plus reasonable and customary fees and expenses incurred in connection with the Offer and the Merger. The Purchaser will obtain the necessary funds through capital contributions and/or loans by Parent. Parent intends to use its general corporate funds to provide such capital contributions and/or loans.

SECTION 10. BACKGROUND OF THE OFFER.

     During the first half of 2002, the Company held discussions with numerous parties, including Hand Held Products, Inc. ("HHP"), regarding a possible acquisition of the Company or an investment in the Company. The discussions with HHP culminated in an asset purchase agreement, executed by the Company, Crossvue, Inc., a wholly owned subsidiary of the Company ("Crossvue"), and HHP on June 26, 2002, whereby the Company and Crossvue agreed to transfer to HHP substantially all of their business, properties and assets (the "Asset Purchase Agreement").

     During the Company's negotiations with HHP, Parent indicated an interest in acquiring the Company. On June 20, 2002, the Company and Parent entered into a confidentiality agreement, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO filed with the Commission by Parent and the Purchaser.

     On July 19, 2002, Parent proposed the Offer and the Merger to the Company by delivery of the following letter:

                                                                  July 19, 2002
     Mr. John Wood
     Chairman of the Board and Chief Executive Officer
     @POS.com, Inc.
     3051 North First Street
     San Jose, CA 95134 U.S.A.

     Dear John:

          We are pleased to propose that Symbol Technologies, Inc. acquire all of the outstanding equity interests in @POS.com, Inc. (the "Company") for an aggregate purchase price of $5.5 million. The proposed transaction would be effected through a customary negotiated two-step merger agreement, whereby Symbol would make a tender offer for all of the outstanding common stock of the Company.

          We have reviewed the Asset Purchase Agreement dated as of June 26, 2002 among the Company, Crossvue, Inc. and Hand Held Products, Inc. and are confident that the Company's Board will conclude that our proposal constitutes a "Superior Proposal" as defined in such Asset Purchase Agreement. In addition to the higher consideration for your shareholders contemplated by our proposal, we believe that our proposed transaction would have a number of significant advantages over the transaction contemplated by the Asset Purchase Agreement, including the absence of any hold-back provision or any risk that the value available to shareholders would be reduced by the Company's retained liabilities. We also believe that our proposed transaction would have fewer conditions, can be completed substantially faster and is potentially more tax efficient for your shareholders.

          In addition, we are prepared to fund a loan to the Company in an amount necessary to fully repay HHP under the Convertible Promissory Note dated June 26, 2002 (including any break-up fee payable) simultaneously with the execution of a definitive agreement between Symbol and the Company and thereafter provide additional working capital advances to the Company, which loan and advances will not exceed $2,000,000 in the aggregate. Such loan and advances shall be on terms substantially the same as the Convertible Promissory Note currently held by HHP.

          Symbol intends to obtain the funds necessary to complete the transaction from existing cash balances. As we are sure you are aware, we are the global leader in mobile data transaction systems with annual revenues in excess of $1 billion dollars and with a market capitalization (even at today's depressed levels) in excess of $1 billion.

          Our proposal is subject only to the following conditions: (i) the completion of satisfactory due diligence to be conducted by us and our advisors and (ii) the negotiation and execution of definitive agreements on terms satisfactory to the parties thereto. We have reviewed the publicly available information on the Company and we believe that our due diligence would be completed expeditiously and would not delay the execution of definitive agreements.

          If the Company determines to promptly accept our proposal, the transaction could be completed as early as end of August 2002. Unless earlier accepted, this proposal will terminate at 5:00 PM on July 26, 2002.

          We look forward to discussing this proposal and negotiating definitive agreements with you immediately. In responding to us or in seeking further information concerning our proposal, or for any other matter, please call me at (631) 738-4765.

                                      Sincerely yours,


                                      Leonard Goldner
                                      Executive Vice President and General
                                      Counsel

     cc:  R. Bravman

     On July 22, 2002, the board of directors of the Company (the "Board") met to consider Parent's proposal in relation to the Asset Purchase Agreement and whether there were any other possible parties interested in acquiring the Company. During such meeting, Jane Capital Partners LLC, an investment bank hired by the Company to evaluate possible acquisitions of the Company, discussed various financial considerations relating to Parent's proposal with the Board. As a condition for proceeding with Parent's proposal, the Board requested that Parent provide the Company with interim working capital prior to the negotiation of a definitive Merger Agreement. Following the meeting of the Board on that date, the Company issued a press release stating that it had received Parent's proposal and that the Board had determined Parent's proposal to constitute a superior proposal to the Asset Purchase Agreement. The Company also delivered a copy of Parent's proposal to HHP. Pursuant to the Asset Purchase Agreement, HHP had the greater of two full business days or 48 hours following its receipt of Parent's proposal to match the terms of such proposal.

     In response, Parent delivered a letter dated July 25, 2002 substantially identical to the letter dated July 19, 2002 except that Parent substituted the following language to address the request of the Company for interim working capital:

     In addition, we are willing to fund (i) up to $400,000 of interim working capital advances prior to the execution of a definitive agreement between Symbol and the Company, (ii) a loan to the Company in an amount necessary to fully repay HHP under its promissory note simultaneously with the execution of the definitive Merger Agreement and (iii) thereafter provide additional working capital advances to the Company, which loans and advances under clauses
     (i), (ii) and (iii) would not exceed $2,000,000 in the aggregate. Such loan and advances shall be on terms substantially the same as the Convertible Promissory Note currently held by HHP.

     On July 25, 2002, the Board and its financial and legal advisors met to discuss Parent's letter of the same date and the interim financing needs of the Company and decided to proceed with negotiations with Parent on the basis of such letter. On July 26, 2002, the Company and Crossvue entered into a convertible promissory note in the amount of $400,000 (the "Original Note") in favor of Parent. A copy of the Original Note has been filed as Exhibit (d)(4) to the Schedule TO.

     Between July 26, 2002 and August 6, 2002, the parties and their respective counsel negotiated the terms of the Merger Agreement and the related documents, including the increased amount of the Amended Note.

     On August 6, 2002, the Board and its financial and legal advisors again met to consider the Merger Agreement and the related documents, the Asset Purchase Agreement and the status of inquiries made by other parties interested in the Company. Following the discussion, the Board determined that the terms of the Merger Agreement and the related documents were the most favorable terms received to date, and under the circumstances were advisable, fair to and in the best interests of the stockholders of the Company. The Board approved the Merger Agreement, the related documents and the transactions contemplated thereby, and determined to recommend that the Company's stockholders tender their Shares pursuant to the Offer. The Board also determined to terminate the Asset Purchase Agreement and related documents concluded with HHP pursuant to the terms thereof on the basis that (a) the transactions contemplated by the Merger Agreement and the related documents constituted a transaction more favorable to the stockholders of the Company than that contemplated by the Asset Purchase Agreement and that Parent was financially capable of consummating the Offer and the Merger and (b) HHP failed to match the terms of the Offer and the Merger within the time period allocated by the Asset Purchase Agreement.

     Between August 6, 2002 and August 12, 2002, the parties completed arrangements necessary to enter into the Merger Agreement, including delivery of a notice to HHP to terminate the Asset Purchase Agreement and obtaining from HHP a release of its security interests in the Company's and Crossvue's assets.

     On August 12, 2002, Parent, the Purchaser and the Company executed the Merger Agreement. On that same day, the Purchaser and certain stockholders of the Company entered into the Tender Agreement, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO, in which such stockholders agreed to tender their Shares in the Offer. In addition, on that day, Parent, the Company and Crossvue entered into the Amended Note replacing the Original Note to repay in full all of the borrowings outstanding under the promissory note held by HHP and to provide additional working capital for the Company. The Amended Note is secured by a security interest in substantially all of the assets of the Company and Crossvue.

     On August 19, 2002, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

     PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all remaining Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Under the DGCL, the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 253 of the DGCL described below (in which case no vote of the holders of the outstanding Shares is required), the only remaining required corporate action of the Company is the adoption of the Merger Agreement and the approval of the Merger by vote of the holders of a majority of the outstanding Shares. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the Merger of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and
(iii) declared the advisability of the Merger Agreement and recommended that the Holders accept the Offer, tender their Shares pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

     If the Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of Shares following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     PLANS FOR THE COMPANY. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

     As a result of the completion of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     The Shares are currently traded on the OTC Bulletin Board. Following the consummation of the Merger, there will be less than 300 holders of record of the Shares and the Company may no longer be required to file periodic reports with the Commission. Accordingly, the Shares will no longer be eligible for quotation on the OTC Bulletin Board. See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration". It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Board of Directors, will continue to manage the Company as an ongoing business.

     Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, corporate structure, business or composition of the Board of Directors of the Company or the management of the Company, except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

     MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company--Available Information".

     THE OFFER. The Merger Agreement provides that no later than ten business days after the public announcement of the Merger Agreement, Parent and the Purchaser will commence the Offer and that the obligation of Parent and the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered pursuant to the Offer and not withdrawn shall be subject to only those conditions set forth therein. Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser may amend or modify the terms and conditions of the Offer; provided, however, that the Purchaser shall not, without the prior written consent of the Company, (i) change the Minimum Condition, (ii) decrease the Offer Consideration, (iii) change the form of consideration payable in the Offer (other than by adding consideration), (iv) reduce the maximum number of shares to be purchased in the Offer, (v) amend the terms or the conditions of the Offer in a manner which is adverse to the Holders, or which imposes conditions or terms to the Offer in addition to those set forth in the Merger Agreement, or (vi) extend the Expiration Date beyond twenty (20) business days after commencement of the Offer, except (A) as required by applicable law, (B) that Purchaser may extend the Offer for up to ten (10) business days in the aggregate, notwithstanding that all conditions set forth in Section 14--"Conditions of the Offer" are satisfied on the Expiration Date, if, immediately prior to the Expiration Date, less than 90% of the Shares have been tendered and not withdrawn or (C) that if any condition set forth in Section 14--"Conditions of the Offer" has not been satisfied or waived, the Purchaser may extend the Expiration Date for one or more periods, but in no event later than October 31, 2002; provided, however, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     COMPOSITION OF THE BOARD FOLLOWING CONSUMMATION OF THE OFFER. The Merger Agreement provides that, promptly after the purchase of and payment for the Shares by the Purchaser pursuant to the Offer, Parent shall, subject to the provisions of the next paragraph, be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided that in no event shall the Parent Designees constitute less than a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, subject to the provisions of the next paragraph, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee of each such board. The Merger Agreement further provides that the Company's obligation to appoint Parent Designees to the Company's Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least one member of the Board shall, at all times prior to the Effective Time, be a director of the Company who was a director of the Company on the date of the Merger Agreement (the

"Continuing Director"), provided that, if there shall be in office less than one Continuing Director for any reason, the other directors of the Company then in office will designate a person to fill such vacancy who will not be an officer or employee or affiliate of the Company or Parent or any of their respective subsidiaries. From and after the time, if any, that the Parent Designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, pursuant to the terms of the Merger Agreement, any amendment or modification of the Merger Agreement, any amendment to the Company's certificate of incorporation or by-laws, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser thereunder, any waiver of any condition to the Company's obligations thereunder or any of the Company's rights thereunder or other action by the Company thereunder which adversely affects the Holders other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of a majority of the Continuing Directors.

     THE MERGER. The Merger Agreement provides that subject to the conditions thereof, and in accordance with the DGCL, the Merger shall be effected and the Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of the Purchaser will cease and the Company will continue as the surviving corporation (as such, the "Surviving Corporation") and shall continue to be governed by the laws of the state of Delaware.

     The Merger Agreement provides that the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. The Merger Agreement provides that the by-laws of the Company shall be the by-laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. The Merger Agreement provides that from and after the Effective Time, (a) the directors of the Purchaser will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and
(b) the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS. At the Effective Time, each issued and outstanding share of Common Stock (other than Shares held by the Company or by Parent or any other subsidiary of Parent, which will automatically be canceled and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and other Shares, if any, held by Holders who have not voted such Shares in favor of the Merger and who have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the Holders thereof, be converted into the right to receive an amount in cash equal to the Offer Consideration (the "Merger Consideration") payable to the Holder thereof, without interest thereon, less any required withholding taxes, upon surrender and exchange of a Certificate.

     Immediately prior to the Effective Time, each share of common stock, par value $0.001 per share, of the Purchaser then issued and outstanding will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     The Merger Agreement provides that at the Effective Time, each then outstanding option to purchase Shares, whether or not otherwise vested and exercisable (a "Stock Option") shall be canceled by the Company and in consideration of such cancellation, and except to the extent that Parent and the holder of any such Stock Option otherwise agree, the Company shall pay to such holders of Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Share subject to such Stock Option and (B) the number of Shares subject to such Stock Option immediately prior to its cancellation. Such payment shall be less any required withholding taxes and without interest.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, good standing, qualification and power, capital structure, title of assets, authorization, noncontravention, consents, filings with the Commission, compliance with law, legal proceedings, title to real property, subsidiaries, benefit plans, absence of undisclosed liabilities, absence of material adverse change, certain contracts and arrangements, no defaults, taxes, intellectual property, receivables, certain fees and expenses, insurance, condition of property, environmental laws, interested party transactions, proxy or information statement, voting requirements, termination of previous agreements with Hand Held Products, Inc., product liability and recalls and absence of material untrue statements.

     In addition, the Merger Agreement contains representations and warranties of Parent and the Purchaser concerning their organization, good standing, qualification and power, authorization, noncontravention, consents, certain fees and expenses, legal proceedings, sufficient funds and absence of business activities by the Purchaser.

     CONDUCT OF BUSINESS OF THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its subsidiaries will continue to conduct its business and maintain its business relationships in the ordinary and usual course consistent with past practice and will not, without the prior written consent of Parent:

     (1) issue, deliver or sell, or authorize or propose, the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Shares upon the exercise of stock options issued in the ordinary course of business prior to the date of the Merger Agreement in accordance with the terms of the Company's stock incentive plan as then in effect;

     (2) (A) incur, assume or guarantee any debt for borrowed money, other than borrowings under the Amended Note in favor of Parent, (ii) issue or sell any securities convertible into or exchangeable for debt securities of the Company or any of its subsidiaries; or (iii) issue or sell options or other rights to acquire, directly or indirectly, debt securities of the Company or any of its subsidiaries or any securities convertible into or exchangeable for any such debt securities;

     (3) enter into any material transaction not in the ordinary course of its business consistent with past practice;

     (4) create or assume any lien on any asset, except any lien granted in favor of Parent pursuant to the Amended Note referred to above;

     (5) dispose of any of its assets except in the ordinary course of business consistent with past practice;

     (6) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business consistent with past practice;

     (7) fail to maintain its equipment and other assets in good working condition and repair in all material respects according to the standards it has maintained to the date of the Merger Agreement, subject only to ordinary wear and tear;

     (8) except as set forth in the Merger Agreement, pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date of the Merger Agreement), grant any stock option or warrant or issue any restricted stock, or enter into or modify any agreement or employee benefit plan (except as required by law) or any similar agreement or increase benefits under any employee benefit plan;

     (9) change accounting practice or principle utilized in the preparation of the financial statements;

     (10) make any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business consistent with past practice;

     (11) enter into, amend, relinquish, terminate or permit expiration of any contract, lease transaction, commitment or other right or obligation, except for commitments entered into in the ordinary course of business consistent with past practice;

     (12) except as set forth in the Merger Agreement, waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business consistent with past practice;

     (13) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's financial statements or incurred since March 31, 2002 in the ordinary course of business and consistent with past practice;

     (14) merge, consolidate or reorganize with, or acquire any entity;

     (15) amend its certificate of incorporation or bylaws;

     (16) license or otherwise transfer any intellectual property rights used by the Company and its subsidiaries in its business as presently conducted and as expected to be conducted as of the Effective Time;

     (17) change any insurance coverage or issue any certificates of insurance;


     (18) except pursuant to any conversion of the Series B Convertible Preferred Stock by the holders thereof, redeem, repurchase or otherwise acquire shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock, or split, combine or reclassify any of its capital stock or issue or amortize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (19) make or rescind any material tax election or settle or compromise any material income tax liability with any governmental entity or settle any action, suit, claim, investigation or proceeding with any governmental entity (legal, administrative or arbitrative); or

     (20) agree to do, or enter into negotiations with respect to, any of the foregoing actions.

     NO SOLICITATION. Pursuant to the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company shall not, and shall cause its subsidiaries and any person acting on behalf of the Company or its subsidiaries not to, directly or indirectly, (a) solicit, initiate, continue or respond to discussions or engage in negotiations with any person (whether such negotiations are initiated by the Company or any of its subsidiaries or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Parent, relating to the possible acquisition, recapitalization or other business combination involving the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, or any transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by the Merger Agreement or which would or would reasonably be expected to materially dilute the benefits to Parent of the transaction contemplated by the Merger Agreement (with any such efforts by any such person to be referred to as an "Acquisition Proposal"), (b) provide non-public information with respect to the Company or any of its subsidiaries to any person, other than its professional advisors, Parent or Parent's professional advisors, or (c) enter into an agreement with any person, other than Parent and the Purchaser, providing for a possible Acquisition Proposal. If the Company or any of its subsidiaries receives any inquiry, offer or proposal relating to an Acquisition Proposal, the Company shall, and shall cause its subsidiaries to, immediately notify Parent thereof, including information as to the identity of the party making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, as the case may be.

     Notwithstanding the foregoing, prior to the acceptance for payment of Shares by the Purchaser pursuant to the Offer, the Company may, to the extent a majority of the entire Board of Directors of the Company determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements described below, furnish non-public information, and afford access to the properties, books or records of the Company or any of its subsidiaries to any person after such person has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal with respect to the Company or any of its subsidiaries (which has not been withdrawn) which a majority of the entire Board of Directors of the Company in its good faith judgment determines, after reasonable inquiry and due diligence (which shall include the review of such person's financial statements) and consultation with an investment banking firm, (A) would be reasonably likely to result in a transaction more favorable than that contemplated by the Merger Agreement to the stockholders of the Company from a financial point of view (which judgment must be reasonable), and
(B) that the person making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal or that the financing necessary to consummate such Acquisition Proposal, to the extent required, is then committed or is reasonably capable of being obtained by such Person (a "Superior Proposal").

     In the event the Company receives a Superior Proposal prior to the acceptance for payment of Shares by the Purchaser pursuant to the Offer, nothing contained in the Merger Agreement (but subject to the terms of this paragraph and the immediately preceding paragraph) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the stockholders of the Company, if the Board determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendations to stockholders to accept the Offer and approve the Merger, and, to the extent it does so, the Company may refrain from soliciting proxies to secure the affirmative vote of its stockholders; provided, however, that the Company shall (i) provide Parent at least five business days prior notice of any meeting of the Board of Directors of the Company at which such Board of Directors is reasonably expected to consider a Superior Proposal, (ii) not recommend to its stockholders a Superior Proposal for a period of not less than the greater of five full business days and 120 hours after Parent's receipt of a copy of such Superior Proposal and the identity of the third party, and (iii) not enter into a definitive agreement relating to such Superior Proposal unless Parent fails to match the terms of the Superior Proposal within the greater of five full business days and 120 hours after Parent's receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless the Merger Agreement is terminated in accordance with its terms, nothing in this paragraph shall limit the Company's obligation to hold and convene a special meeting of its stockholders (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made) or to provide the stockholders of the Company with material information relating to such meeting. The Company shall keep Parent informed on a reasonably current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party.

     Notwithstanding the foregoing, the Company shall not, and shall cause its subsidiaries not to, provide any non-public information to a third party unless: (x) the Company or such subsidiary provides, such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into by the Company and Parent; and (y) such non-public information has been previously delivered or made available to Parent.

     MEETING OF STOCKHOLDERS; PROXY STATEMENT. The Merger Agreement provides that as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser in the Offer, if required by law to consummate the Merger, the Company shall, with the cooperation of Parent, take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and by-laws to call a special meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the approval of the Merger Agreement and the transactions contemplated thereby and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the Board of Directors' fiduciary duties under applicable law, as determined in good faith by such directors in consultation with and based upon the advice of outside legal counsel as required by the Merger Agreement, the Board of Directors of the Company shall solicit from its stockholders proxies in favor of approval of the Merger Agreement and the transactions contemplated thereby and shall take all reasonable action necessary or advisable to secure the vote or consent of its stockholders in favor of such approval. At the Stockholders Meeting, Parent and the Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

     The Company, if requested by Parent, shall promptly prepare and file with the Commission a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") to obtain the requisite stockholder approval of the Merger Agreement and the transactions contemplated thereby. Subject to the Board of Directors' fiduciary duties under applicable law, as determined in good faith by such directors in consultation with and based upon the advice of outside legal counsel as required by the Merger Agreement, the Proxy Statement shall include the recommendation of the Board of Directors to approve the Merger Agreement and the transactions contemplated thereby.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) the Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn;
(ii) to the extent required by applicable law and the certificate of incorporation of the Company, the Merger Agreement shall have been adopted by the requisite vote of the Holders of the Shares; and (iii) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger. The conditions to the Merger set forth above are different from the conditions to the Offer which are set forth in Section 14--"Conditions of the Offer".

     TERMINATION. The Merger Agreement may be terminated at any time prior to the consummation of the Offer:

     (a) by mutual written consent duly authorized by the boards of directors of the Company and Parent; or

     (b) by either the Company or Parent, if the consummation of the Offer shall not have occurred by October 31, 2002 (the "Final Date") (provided that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation or satisfy any condition precedent under the Merger Agreement has been the principal cause of or resulted in the failure of such consummation to occur on or before such date); or

     (c) by either the Company or Parent, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or

     (d) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the transactions contemplated thereby in a manner adverse to Parent, or the Company shall have failed to include in its Solicitation/Recommendation Statement on Schedule 14D-9 the recommendation of the Board of Directors of the Company in favor of the Offer; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal, or the Company shall have executed a letter of intent, a definitive agreement or similar document with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; (iii) a tender offer or exchange offer for 10% or more of the Shares is commenced and the Company shall not have sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (iv) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iii)) with respect to the Company or any of its subsidiaries is publicly announced and, upon Parent's request, the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within three (3) business days after such request; (v) the Company shall have exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or group other than the Parent or its affiliates; or (vi) the Board of Directors of the Company shall have resolved to take any action described in clause (i), (ii) or (v); or

     (e) by either the Company or Parent, if (i) any representation or warranty of the other party set forth in the Merger Agreement that is qualified by materiality shall not be true and correct or (ii) any representation or warranty of the other party set forth in the Merger Agreement that is not so qualified shall not be true and correct in all material respects; provided, that, if such misrepresentation is curable prior to the Final Date through the exercise of commercially reasonable efforts and for so long as the other party continues to exercise such commercially reasonable efforts, neither the Company nor Parent, respectively, may terminate the Merger Agreement pursuant to this paragraph; or

     (f) by either the Company or Parent, upon a breach of any covenant or agreement set forth in the Merger Agreement by the other party; provided, that, if such breach is curable prior to the Final Date through the exercise of commercially reasonable efforts and for so long as the other party continues to exercise such commercially reasonable efforts, neither the Company nor Parent, respectively, may terminate the Merger Agreement pursuant to this paragraph;

     (g) by the Company, in the event the Company receives a Superior Proposal that Parent fails to match so long as the Company has not breached any of its obligations with respect to solicitation of Acquisition Proposals; or

     (h) by the Company, if Parent fails to execute the Amended Note and advance funds thereunder in accordance with the terms thereof.

     The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Parent or the Company pursuant to the provisions described above, the Merger Agreement will become void and there will be no liability or obligation thereunder on the part of Parent or the Company, except that (i) certain provisions regarding termination and fees and expenses shall survive termination, and (ii) no party shall be relieved of liability for any breach of the Merger Agreement.

     In the event that the Merger Agreement is terminated by either the Company or Parent for any reason other than (i) pursuant to paragraphs (a) or (h) above or (ii) pursuant to paragraphs (b), (e) or (f) above as a result of Parent's breach of the Merger Agreement or any inaccuracy of representations or warranties of Parent made in the Merger Agreement, the outstanding principal balance of the Amended Note shall be increased by $350,000 and the Company shall reimburse Parent for all reasonable out-of-pocket expenses and fees incurred in connection with the Offer and the Merger. In the event that the Merger Agreement is rightfully terminated by the Company pursuant to paragraphs
(b), (e) or (f) above as a result of Parent's breach of the Merger Agreement or inaccuracy of representations or warranties of Parent made in the Merger Agreement, provided that the Company is not in breach of any agreement, covenant, representation or warranty made in the Merger Agreement, the outstanding principal balance of the Amended Note shall be reduced by $350,000.

     CONFIDENTIALITY AGREEMENT. The following is a summary of the Confidentiality Agreement, dated as of June 20, 2002, between Parent and the Company (the "Confidentiality Agreement"). The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

     Pursuant to the Confidentiality Agreement, each of Parent and the Company has agreed for a period of one year from June 20, 2002 to (a) keep in confidence and prevent the unauthorized use or disclosure to any unauthorized person or persons of all information or data (the "Confidential Information") received from the other party for the sole purpose of evaluating the technologies, products and product specifications of such party, which Confidential Information is designated in writing, or by an appropriate stamp or legend, by the disclosing party to be of a proprietary or confidential nature and (b) use such Confidential Information only for such stated purpose.

     Neither party shall be liable for use or disclosure of Confidential Information if such information (a) is in the pubic domain at the time of disclosure, (b) is known to the receiving party at the time of disclosure, (c) is used or disclosed with the prior written approval of the disclosing party,
(d) is used or disclosed after five years from the June 20, 2002, (e) is independently developed by the receiving party or (f) becomes known to the receiving party from a source other than the disclosing party without a breach of the Confidentiality Agreement.

     TENDER AGREEMENT. The following is a summary of the Tender Agreement, dated as of August 12, 2002, among Parent, the Purchaser and the following stockholders of the Company: Crosspoint Ventures Partners Q LLP, Crosspoint Ventures Partners LLP, Life Investors Insurance Company of America, John Wood and Llavan Fernando. The summary is qualified in its entirety by reference to the Tender Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Tender Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company".

     Pursuant to the Tender Agreement, each stockholder party to such Tender Agreement agrees to validly tender to the Purchaser, in accordance with the Offer, all Shares beneficially owned by such stockholder and to not withdraw such Shares, except following termination of the Offer without purchase by the Purchaser of such Shares or termination of the Merger Agreement. Each such stockholder also agrees to convert any shares of Series B Convertible Preferred Stock owned by such stockholder into Shares and tender such Shares in the Offer if the Minimum Condition has been satisfied or would be satisfied thereby.

     Each stockholder party to the Tender Agreement further agrees, at any stockholders meeting, to appear at such meeting and (a) vote all of its Shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby, (b) vote all of its Shares against any action or agreement that would delay, impede, interfere with or discourage the consummation of the transactions contemplated by the Merger Agreement and (c) vote all of its Shares against (other than the Merger Agreement and the transactions contemplated thereby) (i) any extraordinary corporate transaction or agreement therefor involving the Company or its subsidiaries, (ii) any sale, transfer, pledge, encumbrance, assignment or other disposition of, or the execution of any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Shares,
(iii) any change in the majority of the Board of Directors, (iv) any change in the capitalization of the Company, (v) any amendment of the Company's certificate of incorporation or by-laws or (vi) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Company's common stock (any matter under clauses (a), (b) or (c), a "Subject Proposal"). Each stockholder party to the Tender Agreement irrevocably grants to and appoints Parent and the Purchaser, or any individual designated by either of them, as its proxy to vote its Shares in a manner consistent with this paragraph.


     The Tender Agreement shall terminate on the first to occur of (a) the Effective Time, (b) the receipt by a stockholder party to the Tender Agreement of a notice of termination by Parent, (c) if the Merger Agreement has been terminated due to a breach by Parent or the Purchaser, the date of such termination or (d) if the Merger Agreement has been terminated (other than due to a breach by Parent or the Purchaser), the date that is six months from the later of (i) the date of the stated maturity of the Amended Note and (ii) the date in which all outstanding loans and other obligations under the Amended Note are fully paid and satisfied.


     CONVERTIBLE PROMISSORY NOTE. The following is a summary of the Amended Note. The summary is qualified in its entirety by reference to the Amended Note, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Amended Note can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".


     Pursuant to the Amended Note, which amends and restates in its entirety the Original Note, the Company and Crossvue, Inc. (its wholly owned subsidiary) jointly and severally promise to pay to the order of Parent the principal amount of $3,500,000, or any lesser outstanding principal amount, plus interest at the rate of 10% per annum thereon, on December 31, 2002. The Company and Crossvue, Inc. are required to prepay the outstanding principal balance of the Amended Note, plus accrued interest, on the date which either the Company, Crossvue, Inc. or the Company's stockholders enter into a transaction with a person other than Parent involving (a) a merger or consolidation of the Company or Crossvue, Inc. with another person or the transfer of any portion of outstanding capital stock or assets of the Company or Crossvue, Inc. to another person or (b) a debt or equity financing by the Company or Crossvue, Inc., provided that, in the event the financing does not raise proceeds equal to or in excess of $3,500,000, the mandatory prepayment shall be limited to 50% of the net proceeds of such financing. In addition, the outstanding principal balance of the Amended Note shall be increased or reduced, as applicable, in the event that the Merger Agreement is terminated for certain specified reasons. See "Merger Agreement--Termination".


     At any time, Parent may convert all or a portion of the unpaid principal balance, plus accrued interest, of the Amended Note into such number of Shares as is equal to the product of (A) a fraction, the numerator of which is the then-outstanding balance of the Amended Note (including accrued and unpaid interest) and the denominator of which is $5,000,000, and (B) the number of Shares outstanding on a fully diluted basis.


     The Amended Note is secured by a security interest in substantially all of the assets of the Company and Crossvue, Inc.


SECTION 12. DIVIDENDS AND DISTRIBUTIONS.


     As described above, the Merger Agreement provides that, subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) redeem, repurchase or otherwise acquire shares of its capital stock.

SECTION 13.  EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
            REGISTRATION.

     MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. The Shares are quoted on the OTC Bulletin Board. According to the OTC Bulletin Board's guidelines, the Shares are eligible for quotation on the OTC Bulletin Board if, among other things, the Company is required to file periodic reports under the Exchange Act. If the registration of the Shares under the Exchange Act is terminated as described below, the Shares shall no longer be eligible for quotation on the OTC Bulletin Board.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

SECTION 14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer or terminate the Offer, in each case, consistent with the terms of the Merger Agreement and not accept for payment any tendered Shares, if:

         (i) the Minimum Condition has not been satisfied;

         (ii) any necessary material approval, permit, authorization or consent of any governmental, administrative or regulatory agency shall not have been obtained;

         (iii) the Merger Agreement shall have been terminated in accordance with its terms; or

         (iv) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

         (a) there shall be any action or proceeding brought or threatened by any governmental entity or any person, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, seeking to (1) impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets or compel Parent or the Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries, (2) prohibit the making or consummation of the Offer or the Merger, (3) impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (4) require the divestiture by Parent or the Purchaser of any Shares; or

         (b) (1) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or (2) any representation or warranty of the Company in the Merger Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date); or

         (c) the Company shall have breached or failed in any material respect to perform any obligation or to comply with any agreement or covenant of the Company to be performed by or complied with by it under the Merger Agreement; or

         (d) there shall have occurred an event, change, occurrence or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company; or

         (e) there shall have occurred (1) any suspension or limitation of trading in securities generally on the New York Stock Exchange (which suspension or limitation shall continue for at least three hours) or any setting of minimum prices for trading on such exchange, (2) any banking moratorium declared by the U.S. federal or New York authorities or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any governmental entity on the extension of credit by commercial banks or other commercial lending institutions, (4) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (5) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

which, in the reasonable judgment of Parent or the Purchaser, in any such case set forth in clauses (a)-(e), and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or, of payment for, Shares.

     A "Material Adverse Effect" as to the Company means a material adverse effect or impact upon the assets, financial condition, results of operations, business or prospects of the Company on a consolidated basis, or on the Company's ability to consummate the transactions contemplated by the Merger Agreement.

     Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and the Purchaser subject to the terms of the Merger Agreement and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS.

     GENERAL. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14--"Conditions of the Offer".

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities.

     In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14-- "Conditions of the Offer".

     APPRAISAL RIGHTS/DISSENTERS' RIGHTS. No appraisal rights or dissenters' rights are available to Holders in connection with the Offer.

   (a)        Delaware Law.

     However, if the Merger is consummated, a Holder of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Consideration. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

     If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the Shares of such Holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and accepting the Merger.

     The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

     The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

   (b)        California Law.

     Each holder of Shares who does not vote in favor of the Merger and who follows the procedures set forth in Section 1300 of the California General Corporations Law ("CGCL") will be entitled thereunder to have Shares purchased by the Company for cash at their fair market value. The fair market value of Shares will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger.

     Within ten days after approval of the Merger by the Company stockholders, if required, the Company must mail a notice of such approval (the "Approval Notice") to holders of shares which were not voted in favor of the Merger, together with a statement of the price determined by the Company to represent the fair market value of the applicable dissenting shares, a brief description of the procedures to be followed in order for the stockholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by the Company constitutes an offer by the Company to purchase all dissenting shares at the stated amount. A stockholder of the Company electing to exercise dissenters' rights must:

     (a) not vote any of the shares the stockholder wishes to be dissenting shares in favor of the Merger;

     (b) make written demand upon the Company not later than 30 days after the date on which the Approval Notice is mailed to such stockholder, setting forth in the demand such stockholder's name and address, and the number and class of shares which the stockholder demands that the Company purchase and a statement as to what the stockholder believes the fair market value of such shares to have been, based upon the standard set forth above; and

     (c) submit for endorsement, within 30 days after the date on which the Approval Notice is mailed to such stockholder, at the principal office of the Company, the certificates representing any shares in regard to which demand for purchase is being made, with a statement as to which of the shares are dissenting shares or, if the shares are uncertified securities, written notice of the numbers of shares which the stockholder demands that the Company purchase.

Simply not voting to approve the Merger will not be sufficient to constitute the demand described in clause (b) above.

     If the Company denies that the shares are dissenting shares, or if the Company and the stockholder fail to agree upon the fair market value of shares of the Company stock, then within six months after the date that the Approval Notice was mailed to stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holders' shares of the Company Stock.

     The court will determine whether the stockholder is entitled to appraisal rights and will appraise the fair market value of the appraisal shares as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger. Stockholders considering seeking appraisal should be aware that the fair market value of their appraisal shares as determined by the court could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement. The costs of the action, including the reasonable compensation of an appraiser appointed by the court, if necessary, shall be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the Company, the Company shall be required to pay the costs.

     Holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. Any cash dividends declared and paid by the Company upon dissenting shares after the date of the approval of the Merger and prior to the payment for the shares shall be credited against the total amount to be paid by the Company therefor.

     A dissenting shareholder may not withdraw a demand for payment unless the Company consents to such withdrawal.

     GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer.

     If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

SECTION 16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser and Parent have retained U.S. Stock Transfer Corporation as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     In addition, the Purchaser and Parent have retained Georgeson Shareholder Communications, Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

SECTION 17. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company--Available Information" (except that they will not be available at the regional offices of the Commission).


                                    SYMBOL ACQUISITION CORP.

August 19, 2002

                                  SCHEDULE I


              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
       OFFICERS OF SYMBOL TECHNOLOGIES, INC. AND SYMBOL ACQUISITION CORP.


     1. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF SYMBOL TECHNOLOGIES, INC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Symbol Technologies, Inc. The principal address of Symbol Technologies, Inc. and, unless indicated below, the current business address for each individual listed below is One Symbol Plaza, Holtsville, New York 11742, Telephone: (631) 738-2400. Each such person is, unless indicated below, a citizen of the United States of America. Directors are identified by an asterisk. To the knowledge of Symbol Technologies, Inc., during the last five years, none of such persons has been (a) convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or
(b) a party to a civil proceeding of a judicial or administrative body, the result of which was a judgment or decree enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.




 NAME AND CURRENT BUSINESS ADDRESS           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------   -------------------------------------------------------
Richard Bravman* ..................   Vice Chairman of the Board of Directors and Chief
                                      Executive Officer of Symbol Technologies, Inc.
                                      President and Director of Symbol Acquisition Corp.

George Bugliarello* ...............   Director of Symbol Technologies, Inc. Chancellor of
                                      Polytechnic University
 c/o  Polytechnic University
      6 Metrotech Center
      Brooklyn, New York 11201

Carole DeMayo .....................   Senior Vice President--Human Resources of Symbol
                                      Technologies, Inc.

Ron Goldman .......................   Senior Vice President, General Manager--Marketing and
                                      Business Development of Symbol Technologies, Inc.

Leonard H. Goldner ................   Executive Vice President, General Counsel and
                                      Secretary of Symbol Technologies, Inc. Director, Vice
                                      President, Secretary and Assistant Treasurer of Symbol
                                      Acquisition Corp.

Leo A. Guthart* ...................   Director of Symbol Technologies, Inc. Managing Partner
                                      of Topspin Partners, L.P.
 c/o Topspin Partners, L.P.
     3 Expressway Plaza, Suite 100
     Roslyn Heights, New York 11577

Kenneth V. Jaeggi .................   Senior Vice President--Finance and Chief Financial
                                      Officer of Symbol Technologies, Inc.

Joseph Katz .......................   Senior Vice President--Research and Development of
                                      Symbol Technologies, Inc.

Robert Korkuc .....................   Vice President, Chief Accounting Officer of Symbol
                                      Technologies, Inc. Vice President, Treasurer and
                                      Assistant Secretary of Symbol Acquisition Corp.

Harvey P. Mallement* ..............   Director of Symbol Technologies, Inc. General Partner
                                      of Harvest Partners, Inc.
 c/o Harvest Partners, Inc.
     280 Park Avenue, 33rd Floor
     New York, New York 10017

    NAME AND CURRENT BUSINESS ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------------   --------------------------------------------------------
Raymond R. Martino* .....................   Vice Chairman of the Board of Symbol Technologies,
                                            Inc. Retired; formerly President and Chief Operating
                                            Officer of Symbol Technologies, Inc.

Boris Metlitsky .........................   Senior Vice President--Corporate Engineering of Symbol
                                            Technologies, Inc.

William Nuti ............................   President and Chief Operating Officer of Symbol
                                            Technologies, Inc.

Satya Sharma ............................   Senior Vice President, General Manager--Worldwide
                                            Operations of Symbol Technologies, Inc.

James Simons* ...........................   Director of Symbol Technologies, Inc. President of
                                            Renaissance Technologies Corporation
 c/o Renaissance Technologies Corporation
     800 Third Avenue, 33rd Floor
     New York, New York 10022

Jerome Swartz* ..........................   Chairman of the Board of Directors, Chief Scientist and
                                            Director of Symbol Technologies, Inc.

     Mr. Bravman has been employed by Parent since 1978. In 2001, he established Parent's Integrated Systems Division. For six months prior to that, he served as Senior Vice President and General Manager of Parent's Western Area Sales and Services. From 1995 until early 2001 Mr. Bravman served as Senior Vice President and General Manager of the Mobile and Wireless Systems Division. Prior to that, he held various senior management positions including 12 years as Parent's Chief Marketing Officer.

     Dr. Bugliarello has been Chancellor of Polytechnic University since July 1994. For the prior 21 years, he was President of Polytechnic University. He has been a member of several scientific organizations including past Chairman of the Board of Science and Technologies for International Development of the National Academy of Sciences. He is a member of the National Academy of Engineering and the Council on Foreign Relations. He is a member of the Board of Directors of several organizations including Comtech Laboratories.

     Ms. DeMayo has been employed by Parent for more than the past eight years in various human resource positions.

     Mr. Goldman joined Parent in February 1992 and has served in various legal, managerial and business development positions.

     Mr. Goldner joined Parent in September 1990. From September 1979 until August 1990, he was a partner of the New York law firm of Shereff, Friedman, Hoffman & Goodman, which was securities counsel to Parent.

     Dr. Guthart is currently employed as the Managing Partner of Topspin Partners, L.P., a private equity management company. He previously served as Executive Vice President of the Honeywell Corporation. He also was Vice Chairman of the Board of Pittway Corporation from 1987 until 2000 and served as Chief Executive Officer of its Security Group for many years. This group includes ADEMCO, a manufacturer of alarm equipment; ADI, the largest U.S. distributor of security equipment; First Alert Professional Security Systems, a brand name marketing program for alarm dealers; and AlarmNet, a cellular radio service that transmits alarm and security signals in major U.S. cities. He has also served as Chairman of Security and Fire Solutions at Honeywell International since February 2000. Dr. Guthart has served as a director of the Acorn Fund, a growth-oriented mutual fund, since 1997. Since 1996, he has also served as non-executive Chairman of Cylink Corporation, a supplier of information security encryption equipment, and since 1993 as a director of AptarGroup, Inc., a producer of dispensing valves, pumps and closures for the pharmaceutical and fragrance industries. From 1960 to 1963 Dr. Guthart served on the faculty of Harvard Business School and from 1993 to 1996 he was Chairman of the Board of Trustees of Hofstra University.

     Mr. Jaeggi joined Parent in May 1997. From May 1996 to May 1997, he was a member of the Office of the Chairman and the Operating Committee of Electromagnetic Sciences in Atlanta, Georgia. From December 1992 until May 1996, Mr. Jaeggi served as Senior Vice President, Chief Financial Officer and consultant of Scientific-Atlanta, Inc., a leading producer of cable network and satellite communications systems. From June 1988 to December 1992, he was President and Chief Executive Officer of Imagraph Corporation, a developer and manufacturer of graphics and imaging hardware and software for application specific workstations. Mr. Jaeggi served as Vice President, Chief Financial officer and consultant to Data General Corporation from June 1980 until June 1988.

     Dr. Katz joined Parent in January 1989 and has held several positions in Research and Development. From May 1981 until January 1989, Dr. Katz held a number of positions at the Jet Propulsion Laboratory of the California Institute of Technology, the most recent of which was as Technical Group Supervisor.

     Mr. Korkuc joined Parent in October 1990 and has served in various finance and accounting positions. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Mr. Mallement is a founding and General Partner of Harvest Partners, Inc., a private equity and leveraged buyout investment management company formed in April 1981. He serves on the board of several of Harvest's portfolio companies including Community Distributors, Inc., a retail drugstore chain, Edgen Corporation, a value added distributor of carbon and specialty steel pipe utilized in the energy industry, Home Care Industries, Inc., a leading manufacturer of vacuum cleaner filter bags and air filtration products, Home Care Supply, Inc., the largest privately held provider of home healthcare supplies and equipment, Logisco Inc., an integrated third party logistics company and priNexus, Inc. a marketing communications company providing, on an integrated basis, the creation, production and distribution of electronic and printed marketing materials.

     Mr. Martino was Parent's President and Chief Operating Officer from December 1983 until June 1994. He is currently the Vice Chairman of the Board of Directors of Parent and is employed by Parent on a part-time and consulting basis.

     Dr. Metlitsky joined Parent in March 1983 and has served in various technical and managerial positions.

     Mr. Nuti joined Parent in August 2002 with over 10 years of experience at Cisco Systems, where he was most recently Senior Vice President responsible for both the United States Theater Operations and Cisco's Worldwide Service Provider business. Before joining Cisco in 1992, Mr. Nuti held management and field sales positions at IBM Corporation, Network Equipment Technologies and Netrix. The principal business address of Cisco Systems is 170 West Tasman Drive, San Jose, California and its principal business is providing Internet networking solutions.

     Dr. Sharma joined Parent in March 1995. Prior to joining Parent, Dr. Sharma held various management positions at AT&T. From April 1990 to March 1995, Dr. Sharma served as Director of Quality of AT&T's Power Systems Division and from January 1986 to April 1990 he was a Department Head at AT&T Bell Labs.

     Dr. Simons has been the President of Renaissance Technologies Corporation since 1982. Renaissance Technologies Corporation is an investment firm dedicated to the use of mathematical methods. From 1968 to 1975, Dr. Simons served as Chairman of the Mathematics Department of S.U.N.Y. Stony Brook. Dr. Simons has been a founder and director of Franklin Electronic Publishers since 1981 and Cylink Corporation since 1983. Dr. Simons has been Chairman of the Board and a Director of Segue Software since 1988. Dr. Simons serves as Chair Emeritus of the Stony Brook Foundation Board at S.U.N.Y. Stony Brook, is a member of the Board of Governors of the New York Academy of Science, and is a director of B.S.A., the management organization of Brookhaven National Laboratories. Dr. Simons has taught mathematics at M.I.T. and Harvard University and served as a cryptanalyst at the Institute of Defense Analysis in Princeton.

     Dr. Swartz co-founded and has been employed by Parent since it commenced operations in 1975. He has been the Chairman of the Board of Directors for more than the past fifteen years, and served as Chief Executive Officer of Parent for more than fifteen years until July 1, 2000. Dr. Swartz re-assumed the Chief Executive Officer position on February 14, 2002. Dr. Swartz was an industry consultant for 12 years in the areas of optical and electronic systems and instrumentation. He is the author of more than 30 published technical papers, and is credited with more than 160 issued and pending U.S. patents, including Parent's basic patents in hand-held laser scanning. He is a member of the Board of Trustees of Polytechnic University of New York and a member of the Board of Directors of the Stony Brook University Foundation. He is also a Fellow of the Institute of Electrical and Electronic Engineering and a member elect of the National Academy of Engineering. He has been the recipient of the Institute of Electrical and Electronic Engineers' Ernst Weber Leadership Award for career achievement.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF SYMBOL ACQUISITION CORP. Set forth below is the name, present principal occupation or employment of each director and executive officer of Symbol Acquisition Corp. For the material occupations, positions, offices or employments for the past five years of each such director and executive officer, please refer to item 1 of this Schedule I. Each person identified below has held his position since August 1, 2002. The principal address of Symbol Acquisition Corp. is One Symbol Plaza, Holtsville, New York 11742, Telephone: (631) 738-2400. The current business address for each individual listed below, unless indicated below, is One Symbol Plaza, Holtsville, New York 11742, Telephone (631) 738-2400. Each such person is, unless indicated below, a citizen of the United States of America. Directors are identified by an asterisk. To the knowledge of Symbol Acquisition Corp., during the last five years, none of such persons has been (a) convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or
(b) a party to a civil proceeding of a judicial or administrative body, the result of which was a judgment or decree enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.




 NAME AND CURRENT BUSINESS ADDRESS           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------   -------------------------------------------------------
Richard Bravman* ..................   Vice Chairman of the Board of Directors and Chief
                                      Executive Officer of Symbol Technologies, Inc.
                                      President and Director of Symbol Acquisition Corp.

Leonard H. Goldner* ...............   Executive Vice President, General Counsel and
                                      Secretary of Symbol Technologies, Inc. Director, Vice
                                      President, Secretary and Assistant Treasurer of Symbol
                                      Acquisition Corp.

Robert Korkuc .....................   Vice President, Chief Accounting Officer of Symbol
                                      Technologies, Inc. Vice President, Treasurer and
                                      Assistant Secretary of Symbol Acquisition Corp.

     3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS. To the best knowledge of Symbol Technologies, Inc. and Symbol Acquisition Corp., none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

     COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED AND DULY SIGNED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT BY EACH HOLDER OR SUCH HOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                       The Depositary for the Offer is:
                        U.S. Stock Transfer Corporation


           BY MAIL:                         BY FACSIMILE:               BY HAND/OVERNIGHT COURIER:
U.S. Stock Transfer Corporation   (For Eligible Institutions Only)   U.S. Stock Transfer Corporation
        1745 Gardena Avenue                (818) 502-1737                  1745 Gardena Avenue
    Glendale, California 91204                                          Glendale, California 91204
Attn: Reorganization Department                                      Attn: Reorganization Department

                           FOR CONFIRMATION TELEPHONE:
                                 (818) 502-1404


     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.


                    The Information Agent for the Offer is:





[GRAPHIC OMITTED]

GEORGESON SHAREHOLDER COMMUNICATIONS INC.





                          17 State Street, 10th Floor
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                   Banks and Brokerage Firms: (212) 440-9800


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